Exhibit 99.1

NEWS RELEASE

CONTACTS:	César García
Chairman and Chief Executive Officer
818-709-1244
-or-
Ron Stabiner, The Wall Street Group, Inc.
212-888-4848

FOR IMMEDIATE RELEASE:

IRIS INTERNATIONAL ELECTS NOTED CANCER EXPERT, DR. BETH Y. KARLAN, TO BOARD

OF DIRECTORS; RESEARCH SCIENTIST, PRACTICING PHYSICIAN AND WRITER/EDITOR,

DR. KARLAN IS DIRECTOR OF WOMEN’S CANCER RESEARCH INSTITUTE AT THE SAMUEL

OSCHIN CANCER INSTITUTE AT CEDARS-SINAI MEDICAL CENTER, L. A.

CHATSWORTH, CA. May 27, 2009.… IRIS INTERNATIONAL, INC. (Nasdaq GM: IRIS), a leading manufacturer of urinalysis systems and consumables for use in hospitals and commercial laboratories worldwide, has elected Dr. Beth Y. Karlan to its Board of Directors, it was announced today by César M. García, Chairman, President and Chief Executive Officer. “The addition to our Board of such a distinguished cancer scientist and physician as Dr. Karlan underscores our commitment not only to our core business but to our belief in the importance of our NADiA® (nucleic acid detection immunoassay) technology platform with applications in early detection of relapse in prostate cancer, AIDS and other diseases,” said Mr. García. “Dr. Karlan’s expertise in early detection of cancer, genetics and biomarkers which form a molecular signature that predicts response to therapy and survival, makes her an ideal corporate Director for Iris as we advance in our research, development and commercialization of our molecular diagnostics and advanced hematology platforms. She brings unique skills and an impressive record of clinical and educational contributions to the advancement of cancer treatment and detection.”

Dr. Karlan, a 1978 graduate (Magna Cum Laude) of Harvard-Radcliffe College and a 1982 graduate of Harvard Medical School, has authored more than 120 peer-reviewed articles, and currently is the Director of the Women’s Cancer Research Institute at the Samuel Oschin Cancer Institute at Cedars-Sinai Medical Center in Los Angeles; holder of The Board of Governors’ Endowed Chair, Gynecologic Oncology at Cedars-Sinai; Professor, Obstetrics and Gynecology at the Geffen School of Medicine at UCLA Los Angeles; former president of the Society of Gynecological Oncologist’s and current Editor-in-Chief of the journal Gynecologic Oncology.

Dr. Karlan has received numerous awards and honors and has presented testimony in support of gynecologic cancer research funding and education to Congress and has helped shape gynecologic cancer education, public awareness messages and advocacy on national media programs. She receives ongoing research support from the American Cancer Society, naming her to the Early Detection Professorship aimed at the identification of Biomarkers for Ovarian Cancer Early Detection and Prognosis; the Milken Family Foundation (07/01/04-12/31/09) for its Ovarian Cancer Biomarker Discovery Project; and various NIH funded projects, some in conjunction with Fred Hutchinson Cancer Research Center, among many others.

“I am extremely pleased to join the Board of Directors of IRIS, whose record of product innovation and research investment, is now focused on an area to which I have devoted my professional life. I look forward to making a contribution in that area and to collaborate in the advancement of IRIS’ innovative product platform programs,” said Dr. Karlan.

Born in New York, NY, Dr. Karlan is married to Scott R. Karlan, M.D. and has two children, Matthew and Jocelyn.

Her election to the IRIS Board brings the number of Board members to eight, including six independent directors.

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About IRIS International

IRIS International is a leading global in vitro diagnostics company focused on products that analyze particles and living cell forms and structures, or morphology of a variety of body fluids. The Company’s products leverage its strengths in flow imaging technology, particle recognition and automation to bring efficiency to hospital and commercial laboratories. The initial applications for its technology have been in the urinalysis market and the Company is the leading worldwide provider of urine microscopy systems, with an installed base of more than 2,230 systems in more than 50 countries. For more information visit www.proiris.com.

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